Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

February 20, 2020	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc.

Announces Fourth Quarter 2019 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the fourth quarter ended December 31, 2019.

Fourth Quarter 2019 and other highlights:

•	MFA generated fourth quarter GAAP net income of $96.9 million, or $0.21 per common share. Core earnings, a non-GAAP financial measure of MFA’s operating performance that is calculated by adjusting GAAP net income to exclude the impact of unrealized gains and losses on certain investments in residential mortgage securities and related hedges, was also $0.21 per common share.

•	MFA acquired approximately $1.7 billion of residential mortgage assets in the fourth quarter, including $1.5 billion of residential whole loans. During 2019, residential whole loan acquisitions of approximately $4.3 billion drove net portfolio growth exceeding $1.0 billion.

•	Interest income on MFA’s purchased performing loan portfolio increased 15.6% from the prior quarter to $61.9 million. For the full year, this portfolio generated $200.6 million in interest income, more than triple the prior year.

•	GAAP book value per common share during the quarter continued to be stable and was $7.04 at December 31, 2019. GAAP book value decreased from $7.15 at December 31, 2018, primarily due to discount accretion and realized gains on sales of Legacy Non-Agency MBS that were distributed as dividends.

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•	Economic book value per common share, a non-GAAP financial measure of MFA’s financial position that adjusts GAAP book value by the amount of unrealized mark to market gains on residential whole loans held at carrying value for GAAP reporting, was $7.44 at December 31, 2019. Economic book value increased marginally during the quarter and by approximately 1% during 2019.

•	On January 31, 2020, MFA paid its fourth quarter 2019 dividend of $0.20 per share of common stock to shareholders of record as of December 30, 2019.

•	Economic return (a measure of changes in MFA’s GAAP book value plus dividends for a period) was 2.1% for the fourth quarter and 9.7% for the full year. When calculated using Economic book value, economic return was 3.1% for the fourth quarter and 12.1% for the full year.

Craig Knutson, MFA’s CEO and President, said, “MFA’s investment portfolio activity in the fourth quarter of 2019 was fueled by acquisitions of $1.7 billion of new assets. Our residential whole loan and REO portfolio increased during the quarter in excess of $1 billion and by nearly $3 billion for the year, primarily due to investments in purchased performing loans. Our growth in purchased performing loans was driven by the acquisition of Non-QM, fix and flip and single-family rental loans, as we continue to cultivate the strategic relationships with select loan origination partners that have been developed over the past several years. Through our willingness and ability to explore and enter into various arrangements, including flow agreements, strategic alliances and also minority investments, we have been able to partner with originators to source attractive investments, while enabling them to grow with support from MFA as a reliable provider of capital. During the quarter we made an additional $25 million investment, bringing total capital contributions across five different loan origination partners to approximately $148 million at year-end. These investments generated $3.7 million of income in the form of interest and dividends (before allocation of profits) during the quarter.”

Mr. Knutson added, “Through our asset selection and hedging strategy, our estimated net effective duration, a gauge of our portfolio’s sensitivity to interest rates, remained relatively low and measured 1.36 at quarter-end. Our portfolio continues to deliver GAAP book value stability. In addition, MFA’s Economic book value was $7.44 at December 31, 2019 and has increased by approximately 1% during 2019. Leverage, which reflects the ratio of our financing obligations to equity, was 3.0:1 at quarter-end, up from 2.8:1 at the end of the third quarter, as we accessed additional borrowing capacity to fund loan growth.”

At December 31, 2019, our investments in residential whole loans totaled $7.5 billion. Of this amount, $6.1 billion is recorded at carrying value and $1.4 billion is recorded at fair value on our consolidated balance sheet. Loans held at carrying value generated an overall yield of 5.31% during the quarter, with purchased performing loans generating a yield of 5.24% and purchased credit impaired loans generating a yield of 5.80%. Net gains for the quarter on residential whole loans measured at fair value through earnings were $41.4 million, primarily reflecting coupon interest payments and other cash received during the quarter together with changes in the fair value of the underlying loans. In addition, as of the end of the quarter, we held approximately $412 million of REO properties. MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

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MFA’s Legacy Non-Agency MBS had a face amount of $1.6 billion with an amortized cost of $1.0 billion and a net purchase discount of $526.6 million at December 31, 2019. This discount consists of a $436.6 million credit reserve and other-than-temporary impairments and a $90.0 million net accretable discount. We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows. Including the impact of bond redemptions, this portfolio generated a yield of 14.76% for the quarter. Eliminating the impact of these redemptions, the portfolio generated a yield in the fourth quarter of 10.60%. The portfolio continues to outperform our credit assumptions and has underlying mortgage loans that are on average nearly fourteen years seasoned and only 10.5% are currently 60 or more days delinquent.

As of December 31, 2019, the Agency MBS portfolio totaled $1.7 billion, had an amortized cost basis of 103.9% of par and generated a yield of 2.38% for the fourth quarter. At the end of the fourth quarter, MFA held approximately $635.0 million of RPL/NPL MBS. These securities had an amortized cost basis of 99.9% of par and generated a yield of 5.17% for the quarter.  In addition, our investments in MSR-related assets at December 31, 2019 totaled $1.2 billion and generated a yield of 4.88% for the fourth quarter. Our investments in CRT securities totaled $255.4 million at December 31, 2019, and generated a yield of 3.98% for the fourth quarter. During the quarter we opportunistically sold residential mortgage securities for $169.8 million, realizing gains of $12.0 million. Sale activity included $123.3 million of CRT securities that realized gains of $3.0 million, of which $2.5 million had been recorded in prior periods as unrealized gains as we had elected fair value accounting on these securities.

For the three months ended December 31, 2019, MFA’s costs for compensation and benefits and other general and administrative expenses were $12.7 million, or an annualized 1.50% of stockholders’ equity as of December 31, 2019.

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The following table presents MFA’s asset allocation as of December 31, 2019, and the fourth quarter 2019 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At December 31, 2019	Agency MBS	Legacy Non- Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	MSR- Related Assets	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$1,665	$1,429	$635	$255	$6,066	$1,382	$1,217	$767	$13,416
Less Repurchase Agreements	(1,558)	(1,122)	(495)	(204)	(4,088)	(653)	(963)	(57)	(9,140)
Less Securitized Debt	—	—	—	—	(130)	(441)	—	—	(571)
Less Convertible Senior Notes	—	—	—	—	—	—	—	(224)	(224)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$107	$307	$140	$51	$1,848	$288	$254	$389	$3,384
Debt/Net Equity Ratio (3)	14.6	x	3.7	x	3.5	x	4.0	x	2.3	x	3.8	x	3.8	x	3.0	x

For the Quarter Ended December 31, 2019
Yield on Average Interest Earning Assets (4)(5)	2.38%	14.76%	5.17%	3.98%	5.31%	N/A	4.88%	5.66%
Less Average Cost of Funds (6)	(2.33)	(3.18)	(2.78)	(2.71)	(3.59)	(3.73)	(2.82)	(3.33)
Net Interest Rate Spread	0.05%	11.58%	2.39%	1.27%	1.72%	N/A	2.06%	2.33%

(1)	Includes $3.7 billion of Non-QM loans, $1.0 billion of Rehabilitation loans, $460.7 million of Single-family rental loans, $176.6 million of Seasoned performing loans and $698.5 million of Purchased Credit Impaired loans. At December 31, 2019, the total fair value of these loans is estimated to be approximately $6.2 billion.
(2)	Includes cash and cash equivalents, restricted cash, other assets and other liabilities.
(3)	Represents the sum of borrowings under repurchase agreements and securitized debt as a multiple of net equity allocated. The numerator of our Total Debt/Net Equity Ratio also includes Convertible Senior Notes and Senior Notes.
(4)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At December 31, 2019, the amortized cost of our interest earning assets were as follows: Agency MBS - $1.7 billion; Legacy Non-Agency MBS - $1.0 billion; RPL/NPL MBS - $631.8 million; Credit Risk Transfer securities - $249.2 million; Residential Whole Loans at carrying value - $6.1 billion; and MSR-related assets - $1.2 billion. In addition, the yield for residential whole loans at carrying value was 5.27%, net of 4 basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.
(5)	Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans measured at fair value through earnings in our statement of operations. Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.
(6)	Average cost of funds includes interest on repurchase agreements, the cost of swaps, Convertible Senior Notes and Senior Notes and securitized debt. Agency MBS cost of funds includes 24 basis point and Legacy Non-Agency MBS cost of funds includes 36 basis point associated with swaps to hedge interest rate sensitivity on these assets. Residential Whole Loans at Carrying Value cost of funds includes 5 basis points associated with swaps to hedge interest rate sensitivity on these assets.

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The following tables present information on our investments in residential whole loans.

Residential Whole Loans, at Carrying Value at December 31, 2019 and 2018:

Table 2 - Portfolio composition

(Dollars In Thousands)	December 31, 2019	December 31, 2018
Purchased Performing Loans:
Non-QM loans	$3,706,857	$1,354,774
Rehabilitation loans	1,023,766	494,576
Single-family rental loans	460,679	145,327
Seasoned performing loans	176,569	224,051
Total Purchased Performing Loans	5,367,871	2,218,728
Purchased Credit Impaired Loans	698,474	797,987
Total Residential whole loans, at carrying value	$6,066,345	$3,016,715

Number of loans	17,082	11,149

Table 3 - Yields and average balances

	For the Year Ended December 31,
	2019			2018
(In Thousands)	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$116,282	$2,305,593	5.04%	$31,036	$584,388	5.31%
Rehabilitation loans	54,419	817,307	6.66%	15,975	210,745	7.58%
Single-family rental loans	17,742	295,384	6.01%	3,315	58,571	5.66%
Seasoned performing loans	12,191	202,471	6.02%	5,818	99,035	5.87%
Total Purchased Performing Loans	200,634	3,620,755	5.54%	56,144	952,739	5.89%
Purchased Credit Impaired Loans	43,346	750,176	5.78%	44,777	786,131	5.70%
Total Residential whole loans, at carrying value	$243,980	$4,370,931	5.58%	$100,921	$1,738,870	5.80%

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Table 4 - Credit related metrics

		Unpaid Principal	Weighted Average	Weighted Average Term to	Weighted Average	Weighted Average	Aging by UPB
(Dollars	Carrying	Balance	Coupon	Maturity	LTV	Original		Past Due Days
In Thousands)	Value	(“UPB”)	(1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans (4)	$3,707,245	$3,592,701	5.96%	368	67%	716	$3,492,533	$59,963	$19,605	$20,600
Rehabilitation loans (4)	1,026,097	1,026,097	7.30	8	64	717	868,281	67,747	27,437	62,632
Single-family rental loans (4)	460,741	457,146	6.29	324	70	734	432,936	15,948	2,047	6,215
Seasoned performing loans	176,569	192,151	4.24	181	46	723	187,683	2,164	430	1,874
Purchased Credit Impaired Loans (5)	698,474	873,326	4.46	294	81	N/A	N/A	N/A	N/A	108,998
Residential whole loans, at carrying value, total or weighted average	$6,069,126	$6,141,421	5.96%	288

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.
(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $269.2 million, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 69%. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.
(3)	Excludes loans for which no FICO score is available.
(4)	Carrying value of Non-QM, Rehabilitation and Single-family rental loans excludes an allowance for loan losses of $388,000, $2.3 million and $62,000, respectively, at December 31, 2019.
(5)	Purchased Credit Impaired Loans tend to be characterized by varying performance of the underlying borrowers over time, including loans where multiple months of payments are received in a period to bring the loan to current status, followed by months where no payments are received. Accordingly, delinquency information is presented for loans that are more than 90 days past due that are considered to be seriously delinquent.

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Residential Whole Loans, at fair value at December 31, 2019 and 2018:

Table 5 - Credit related metrics

(Dollars in Thousands)	December 31, 2019	December 31, 2018 (1)
Less than 60 Days Past Due:
Outstanding principal balance	$666,026	$610,290
Aggregate fair value	$641,616	$561,770
Weighted Average LTV Ratio (2)	76.69%	76.18%
Number of loans	3,159	2,898

60 Days to 89 Days Past Due:
Outstanding principal balance	$58,160	$63,938
Aggregate fair value	$53,485	$54,947
Weighted Average LTV Ratio (2)	79.48%	82.86%
Number of loans	313	285

90 Days or More Past Due:
Outstanding principal balance	$767,320	$970,758
Aggregate fair value	$686,482	$854,545
Weighted Average LTV Ratio (2)	89.69%	90.24%
Number of loans	2,983	3,531
Total Residential whole loans, at fair value	$1,381,583	$1,471,262

(1)	Excluded from the table above are approximately $194.7 million of residential whole loans held at fair value for which the closing of the purchase transaction had not occurred as of December 31, 2018.
(2)	LTV represents the ratio of the total unpaid principal balance of the loan, to the estimated value of the collateral securing the related loan. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Table 6 - Net gain on residential whole loans measured at fair value through earnings

	For the Year Ended December 31,
(In Thousands)	2019	2018
Coupon payments and other income received (1)	$82,168	$70,515
Net unrealized gains	47,849	36,725
Net gain on payoff/liquidation of loans	9,270	11,087
Net gain on transfers to REO	19,043	19,292
Total	$158,330	$137,619

(1)	Primarily includes recovery of delinquent interest upon the liquidation of non-performing loans, recurring coupon interest payments received on mortgage loans that are contractually current, and cash payments received from private mortgage insurance on liquidated loans.

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Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, February 20, 2020, at 10:00 a.m. (Eastern Time) to discuss its fourth quarter 2019 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market (i.e., fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in its portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows or, in certain circumstances, impairment on certain Legacy Non-Agency MBS purchased at a discount; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing cost associated with such investments; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(In Thousands, Except Per Share Amounts)	December 31, 2019	December 31, 2018
	(Unaudited)
Assets:
Residential mortgage securities:
Agency MBS, at fair value ($1,658,614 and $2,575,331 pledged as collateral, respectively)	$1,664,582	$2,698,213
Non-Agency MBS, at fair value ($2,055,802 and $3,248,900 pledged as collateral, respectively)	2,063,529	3,318,299
Credit Risk Transfer (“CRT”) securities, at fair value ($252,175 and $480,315 pledged as collateral, respectively)	255,408	492,821
Residential whole loans, at carrying value ($4,847,782 and $1,645,372 pledged as collateral, respectively) (1)	6,066,345	3,016,715
Residential whole loans, at fair value ($794,684 and $738,638 pledged as collateral, respectively) (1)	1,381,583	1,665,978
Mortgage servicing rights (“MSR”) related assets ($1,217,002 and $611,807 pledged as collateral, respectively)	1,217,002	611,807
Cash and cash equivalents	70,629	51,965
Restricted cash	64,035	36,744
Other assets	784,251	527,785
Total Assets	$13,567,364	$12,420,327

Liabilities:
Repurchase agreements	$9,139,821	$7,879,087
Other liabilities	1,043,591	1,125,139
Total Liabilities	$10,183,412	$9,004,226

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	80	80
Common stock, $.01 par value; 886,950 shares authorized; 452,369 and 449,787 shares issued and outstanding, respectively	4,524	4,498
Additional paid-in capital, in excess of par	3,640,341	3,623,275
Accumulated deficit	(631,040)	(632,040)
Accumulated other comprehensive income	370,047	420,288
Total Stockholders’ Equity	$3,383,952	$3,416,101
Total Liabilities and Stockholders’ Equity	$13,567,364	$12,420,327

(1)	Includes approximately $186.4 million and $209.4 million of Residential whole loans, at carrying value and $567.4 million and $694.7 million of Residential whole loans, at fair value transferred to consolidated VIEs at December 31, 2019 and December 31, 2018, respectively. Such assets can be used only to settle the obligations of each respective VIE.

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MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands, Except Per Share Amounts)	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$10,380	$19,508	$55,901	$62,303
Non-Agency MBS	49,460	56,984	200,070	226,796
CRT securities	3,038	7,437	18,583	33,376
Residential whole loans held at carrying value	72,255	39,133	243,980	100,921
MSR-related assets	14,415	8,171	52,647	28,420
Cash and cash equivalent investments	690	588	3,393	2,936
Other interest-earning assets	2,880	923	7,152	923
Interest Income	$153,118	$132,744	$581,726	$455,675

Interest Expense:
Repurchase agreements	$71,111	$62,506	$292,050	$205,338
Other interest expense	11,352	8,438	40,306	26,848
Interest Expense	$82,463	$70,944	$332,356	$232,186

Net Interest Income	$70,655	$61,800	$249,370	$223,489

Other Income, net:
Net gain on residential whole loans measured at fair value through earnings	$41,415	$31,736	$158,330	$137,619
Net realized gain on sales of residential mortgage securities	11,975	28,646	62,002	61,307
Net unrealized (loss)/gain on residential mortgage securities measured at fair value through earnings	(1,021)	(25,039)	7,080	(36,815)
Net gain/(loss) on Swaps not designated as hedges for accounting purposes	767	(13,965)	(16,500)	(9,610)
Other, net	2,261	(428)	14,945	5,474
Other Income, net	$55,397	$20,950	$225,857	$157,975

Operating and Other Expense:
Compensation and benefits	$7,920	$7,769	$32,235	$28,423
Other general and administrative expense	4,812	4,084	20,413	17,653
Loan servicing and other related operating expenses	12,699	10,018	44,462	33,587
Operating and Other Expense	$25,431	$21,871	$97,110	$79,663

Net Income	$100,621	$60,879	$378,117	$301,801
Less Preferred Stock Dividends	3,750	3,750	15,000	15,000
Net Income Available to Common Stock and Participating Securities	$96,871	$57,129	$363,117	$286,801

Basic Earnings per Common Share	$0.21	$0.13	$0.80	$0.68
Diluted Earnings per Common Share	$0.21	$0.13	$0.79	$0.68

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.80	$0.80

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Non-GAAP Financial Measures

Reconciliation of GAAP net income available to common stock and participating securities to non-GAAP Core earnings

“Core earnings” is a non-GAAP financial measure of our operating performance, within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Core earnings excludes certain unrealized gains and losses on investments in residential mortgage securities and related hedges that we are required to include in GAAP Net Income each period because management believes that these items, which to date have typically resulted from short-term market volatility or other market technical factors and not due to changes in fundamental asset cash flows, are not reflective of the economic income generated by our investment portfolio. Accordingly, we believe that the adjustments to compute Core earnings specified below better allow investors and analysts to evaluate our financial results, including by analyzing changes in our Core earnings between periods. In addition to using Core earnings in the evaluation of investment portfolio performance over time, management considers estimates of periodic Core earnings as an input to the determination of the level of quarterly dividends to common shareholders that are recommended to the Board of Directors for approval and in its forecasting and decision-making processes relating to the allocation of capital between different asset classes.

We believe that Core earnings provides useful supplemental information to both management and investors in evaluating our financial results. Core earnings should be used in conjunction with results presented in accordance with GAAP. Core earnings does not represent and should not be considered as a substitute for Net Income or Cash Flows from Operating Activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

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The following table provides a reconciliation of our GAAP net income available to common stock and participating securities to our non-GAAP Core earnings for each fiscal quarter of 2019 and for the fourth fiscal quarter of 2018:

	Quarter Ended:
(In Thousands, Except Per Share Amounts)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
GAAP Net income to common stockholders - basic	$96,576	$91,569	$89,014	$84,851	$56,888
Adjustments:
Unrealized loss/(gain) on CRT securities measured at fair value through earnings	1,443	(83)	2,040	(2,690)	27,246
Unrealized net (gain)/loss on Agency MBS measured at fair value through earnings and related swaps that are not accounted for as hedging transactions	(1,188)	(2,074)	(918)	(4,840)	11,758
Total adjustments	$255	$(2,157)	$1,122	$(7,530)	$39,004
Core earnings	$96,831	$89,412	$90,136	$77,321	$95,892

GAAP earnings per common share	$0.21	$0.20	$0.20	$0.19	$0.13
Core earnings per common share	$0.21	$0.20	$0.20	$0.17	$0.21
Weighted average common shares for basic earnings per share	451,952	451,020	450,538	450,358	449,559

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans. This adjustment is also reflected in our end of period stockholders’ equity in the table below. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage assets, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

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The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share for the quarterly periods below:

(In Millions, Except Per Share Amounts)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
GAAP Total Stockholders’ Equity	$3,384.0	$3,403.4	$3,403.4	$3,404.5	$3,416.1	$3,552.2	$3,206.6	$3,235.4
Preferred Stock, liquidation preference	(200.0)	(200.0)	(200.0)	(200.0)	(200.0)	(200.0)	(200.0)	(200.0)
GAAP Stockholders’ Equity for book value per common share	3,184.0	3,203.4	3,203.4	3,204.5	3,216.1	3,352.2	3,006.6	3,035.4
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	182.4	145.8	131.2	92.1	87.7	78.4	81.0	77.8

Stockholders’ Equity including fair value adjustment to Residential whole loans, at carrying value (Economic book value)	$3,366.4	$3,349.2	$3,334.6	$3,296.7	$3,303.8	$3,430.6	$3,087.6	$3,113.2

GAAP book value per common share	$7.04	$7.09	$7.11	$7.11	$7.15	$7.46	$7.54	$7.62
Economic book value per common share	$7.44	$7.41	$7.40	$7.32	$7.35	$7.63	$7.75	$7.81
Number of shares of common stock outstanding	452.4	451.7	450.6	450.5	449.8	449.5	398.5	398.4

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